Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Bruce Galton	Brian Ritchie
Chief Executive Officer	(brian.ritchie@fd.com)
(bgalton@senesco.com)	(212) 850-5600
(732) 296-8400

Senesco Appoints Harlan W. Waksal, M.D., to Board of Directors

Co-founder of and Former Senior Executive at ImClone Brings Substantial Oncology Drug Development Expertise

NEW BRUNSWICK, N.J. October 29, 2008 — Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE Alternext US: SNT) announced today the appointment of Harlan W. Waksal, M.D., 55 to its board of directors.  Senesco’s board of directors now consists of nine members, seven of whom are independent.

Dr. Waksal is the President and Sole Proprietor of Waksal Consulting L.L.C., which was founded in 2003 and provides strategic business and clinical development counsel to biotechnology companies.  Dr. Waksal co-founded the biotechnology company, ImClone Systems Incorporated, in 1984.  He served at ImClone in a variety of senior roles over a 16 year period, beginning in 1987.  During his tenures as Chief Operating Officer, from 1987 through 2002, and Chief Executive Officer, from 2002 until 2003, Dr. Waksal was instrumental in moving forward the clinical development program for ERBITUX® (cetuximab), an oncology drug now approved in colorectal and head & neck cancers.  ERBITUX (cetuximab) is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells, called the epidermal growth factor receptor (EGFR).

“Senesco is very pleased to have Dr. Waksal join our Board,” said Rudolf Stalder, Chairman of Senesco’s Board.  “His significant contribution to the clinical development of Erbitux, and vast knowledge of the oncology space, will provide critical industry insight to Senesco.”

“We look forward to working with Dr. Waksal as we move toward our goal of filing an IND for multiple myeloma,” said Bruce Galton, President & Chief Executive Officer of Senesco.  “We believe his extensive and distinguished work in the biotechnology industry will be a great resource in our oncology drug development efforts.”

Dr. Waksal is the author of 50 published scientific papers, many in the area of oncology.  He currently serves on a number of non-corporate boards, including the American Committee for the Weizmann Institute of Science in New York, NY, Oberlin College in Oberlin, OH and the Montclair Art Museum in Montclair, NJ.  Dr. Waksal also serves on the Technology Advisory Board for the New Jersey Edison Innovation Fund.

He earned is B.A. in biology from Oberlin College in 1975, and received his M.D. from Tufts University School of Medicine, Boston, MA.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases. Senesco takes its name from the scientific term for the aging of plant cells: senescence. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, our ability to maintain our continued listing standards for the next 12 months, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.